Filed Pursuant to Rule 424(b)(3)
Registration No. 333-209669

PROSPECTUS

1,965,605 Shares of Common Stock Offered by Selling Stockholders

Computer Programs and Systems, Inc.

Certain stockholders of ours, or the selling stockholders, may offer and sell, from time to time, in one or more offerings, up to 1,965,605 shares of our common stock, par value $0.001 per share. The selling stockholders may sell these shares of common stock at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale, or negotiated prices. We will not receive any of the proceeds from the sale of any common stock sold by the selling stockholders. The shares of common stock offered by this prospectus and any prospectus supplement may be offered by the selling stockholders to or through underwriters, broker-dealers or other agents, directly to investors, or through any other manner permitted by law, on a continued or delayed basis. See “Plan of Distribution” beginning on page 8 of this prospectus. The plan of distribution for any particular offering of these shares of common stock may also be described in any applicable prospectus supplement.

We are registering the offer and sale of the shares of common stock offered by this prospectus in order to satisfy certain registration rights we have granted the selling stockholders. The registration of the shares of common stock covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of any sale is within the respective selling stockholders’ sole discretion, subject to certain restrictions. To the extent that any selling stockholder resells any shares of common stock, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the shares being offered.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CPSI.” On March 8, 2016, the last reported sale price of our common stock was $54.17 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus and risk factors in any applicable prospectus supplements for a discussion of certain risk factors that should be considered by prospective purchasers before buying shares of our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 9, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration statement process, the selling stockholders may, from time to time, offer and sell the shares of our common stock covered by this prospectus, as described herein, in one or more offerings. The selling stockholders may offer to sell, and seek offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted.

This prospectus provides a general description of the common stock the selling stockholders may offer. Each time the selling stockholders sell shares of common stock under this shelf registration, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the selling stockholders have authorized any dealer, agent or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus and any prospectus supplement or a related authorized free writing prospectus, and we and the selling stockholders take no responsibility for any other information that others may give you. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered shares of our common stock to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference into this prospectus, any prospectus supplement or any related free writing prospectus is accurate as of any date other than the date of the document containing the information (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus, any prospectus supplement or any related free writing prospectus is delivered or shares of our common stock are sold on a later date.

As permitted by the rules and regulations of the SEC, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other documents we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

ii

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus and does not contain all the information that may be important to you. You should carefully read this prospectus, any accompanying prospectus supplement and any other offering materials, together with the information incorporated by reference herein, before making an investment decision to purchase shares of our common stock.

In this prospectus, unless we indicate otherwise or the context requires:

•	“CPSI,” “our company,” “we,” “our,” “ours” and “us” refer to Computer Programs and Systems, Inc. and its consolidated subsidiaries; and

•	“FP” refers to Francisco Partners and its affiliates, and the “selling stockholders” and the “FP Funds” refer to one or both of Francisco Partners II, L.P. (“FP II”) and Francisco Partners Parallel Fund II, L.P. (“FP II Parallel”).

Our Company

CPSI, founded in 1979, is a leading provider of healthcare information technology (“IT”) solutions and services for rural and community hospitals and post-acute care facilities. With our January 2016 acquisition of Healthland Holding Inc. (“HHI”), CPSI is now the parent of five companies – Evident, LLC (“Evident”), TruBridge, LLC (“TruBridge”), Healthland Inc. (“Healthland”), American HealthTech, Inc. (“AHT”), and Rycan Technologies, Inc. (“Rycan”). Our combined companies are focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. The individual contributions of each of our five wholly-owned subsidiaries toward this combined focus are as follows:

•	Evident, formed in April 2015, provides comprehensive electronic health record (EHR) solutions and services for rural and community hospitals, including those solutions previously sold under the CPSI name as well as an expanded range of offerings specifically targeting rural and community healthcare organizations.

•	TruBridge focuses exclusively on providing business management, consulting and managed IT services to rural and community healthcare organizations, regardless of their primary IT vendor.

•	Healthland, acquired in the acquisition of HHI, provides integrated technology solutions and services to small rural and critical access hospitals.

•	AHT, acquired in the acquisition of HHI, is one of the nation’s largest providers of financial and clinical technology solutions and services for post-acute care facilities.

•	Rycan, acquired in the acquisition of HHI, provides revenue cycle management workflow and automation software to hospitals, healthcare systems, and skilled nursing organizations.

The combined company currently supports approximately 1,300 acute care facilities and over 3,300 post-acute care facilities with a geographically diverse customer mix within the domestic rural and community healthcare market.

Recent Developments

HHI Acquisition

On January 8, 2016, we completed the previously-announced acquisition of HHI pursuant to an Agreement and Plan of Merger and Reorganization, dated November 25, 2015, among us, certain of our wholly-owned subsidiaries, HHI and AHR Holdings, LLC, a Delaware limited liability company (“AHR”), solely in its capacity as securityholder representative, as amended by the Amendment to Agreement and Plan of Merger and Reorganization, dated January 8, 2016 (as amended, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, we acquired HHI through the merger of one of our wholly-owned subsidiaries with and into HHI, with HHI surviving as a direct wholly owned subsidiary of us, followed by the merger of HHI with and into another of our wholly-owned subsidiaries, with the subsidiary surviving as a direct wholly-owned subsidiary of us (together, the “HHI Acquisition”).

Under the terms of the Merger Agreement, we paid approximately $252.0 million in aggregate consideration, consisting of (i) approximately $164.0 million in cash (reflecting an adjustment for working capital as provided for in the Merger Agreement), of which $10 million was placed in escrow, (ii) 1,973,880 shares of our common stock, of which 224,306 shares were placed in escrow, and (iii) the assumption of options that are exercisable for 174,972 shares of our common stock, of which options to purchase 19,900 shares of our common stock were placed in escrow.

The terms and conditions of the Merger Agreement are more fully described in our Current Reports on Form 8-K filed with the SEC on November 25, 2015 and January 8, 2016, and our Amendment to Current Report on Form 8-K/A filed with the SEC on February 23, 2016, which are incorporated by reference into this prospectus.

Financing

On January 8, 2016, we, as borrower, and certain of our subsidiaries, as guarantors, entered into a Credit Agreement with the lenders named therein and Regions Bank, as administrative agent and collateral agent, which provides for a $125 million term loan facility (the “Term Loan Facility”) and a $50 million revolving credit facility (the “Revolving Credit Facility”). The cash portion of the merger consideration for the HHI Acquisition was funded by the $125 million Term Loan Facility and $25 million borrowed under the Revolving Credit Facility, as well as available cash on hand.

The terms and conditions of the Credit Agreement are more fully described in our Current Report on Form 8-K filed with the SEC on January 8, 2016, which is incorporated by reference into this prospectus.

Investor Agreement

In connection with the closing of the HHI Acquisition, on January 8, 2016, we entered into an Investor Agreement with the FP Funds and AHR (the “Investor Agreement”). Subject to the terms and conditions set forth therein, the Investor Agreement provides AHR and the FP Funds with (i) demand and shelf registration rights with respect to the resale of shares of our common stock received by AHR in the HHI Acquisition and (ii) certain “piggy-back” registration rights. The registration statement of which this prospectus forms a part was filed to register the resale of the shares of our common stock received by AHR in the HHI Acquisition pursuant to the terms of the Investor Agreement.

The terms and conditions of the Investor Agreement are more fully described in our Current Report on Form 8-K filed with the SEC on January 8, 2016, which is incorporated by reference into this prospectus.

Copies of the Merger Agreement, the Credit Agreement and the Investor Agreement have been filed as exhibits to our Current Reports on Form 8-K filed on November 25, 2015 and January 8, 2016, to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about us or any of our subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement, Credit Agreement and the Investor Agreement were made only for purposes of such agreement and as of the specific date of such agreement; were made solely for the benefit of the parties to such agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to such agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of us or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, Credit Agreement and the Investor Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Corporate and Other Information

Our corporate headquarters is located in Mobile, Alabama at 6600 Wall Street, and our telephone number is (251) 639-8100. We maintain a web site at www.cpsi.com. The contents of our website are not part of, or incorporated into, this prospectus.

The Offering

Common stock offered by the selling stockholders	Up to 1,965,605 shares of our common stock

Common stock outstanding before and after this offering	13,417,600 shares (1)

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering. See “Use of Proceeds” and “Selling Stockholders.”

Lock-up	The Investor Agreement prohibits the selling stockholders from selling or otherwise transferring any shares of our common stock received in connection with the HHI Acquisition for a period of 180 days after the closing of the Integrated Mergers (the “Lock-Up Period”). Following the Lock-Up Period, the selling stockholders collectively cannot sell or otherwise transfer more than 984,284 shares of our common stock in any three-month period (subject to adjustment as provided for in the Investor Agreement), except pursuant to an underwritten public offering.

NASDAQ Global Select Market symbol	CPSI

(1)	Based on the total number of shares issued and outstanding as of February 15, 2016.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information contained in or incorporated by reference into this prospectus, including the risks and uncertainties under the caption “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein, as well as the other risks and uncertainties described in or incorporated by reference into any prospectus supplement and in the other documents incorporated by reference into this prospectus or any prospectus supplement. See the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. You should also note, however, that our business, financial condition, results of operations and prospects may have changed since the respective dates of incorporated documents. The risks and uncertainties we have described are not the only ones facing our company. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus and any prospectus supplement include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect our current view with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus and any prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2014, which risks and uncertainties could cause actual results to differ materially from historical results or those anticipated. Forward-looking statements can be identified by use of words such as “anticipates,” “approximately,” “believes,” “budget,” “can,” “could,” “continues,” “contemplates,” “estimates,” “expects,” “forecast,” “intends,” “may,” “might,” “objective,” “outlook,” “predicts,” “probably,” “plans,” “potential,” “project,” “seeks,” “shall,” “should,” “target,” “will,” or the negative of these terms and other words, phrases, or expressions with similar meaning.

Any forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus and any prospectus supplement are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those projected in the forward-looking statements, and we cannot give assurances that such statements will prove to be correct. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise. Given these uncertainties, the reader should not place undue reliance on forward-looking statements as a prediction of actual results.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of any shares of our common stock under this prospectus. We will not receive any proceeds. We will pay substantially all of the expenses of the selling stockholders in connection with the registration and any offering of the shares under this prospectus other than underwriting discounts and commissions.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders of up to 1,965,605 shares of our common stock that were issued on January 8, 2016 in connection with the HHI Acquisition. The selling stockholders may from time to time offer and sell under this prospectus any, all or none of the shares listed below. We are required under the Investor Agreement to register for resale the shares of our common stock described in the table below. We are registering the shares to permit each selling stockholder to resell the shares when such stockholder deems appropriate, subject to the restrictions on transfer set forth under “Plan of Distribution.”

Except as described above in “Prospectus Summary—Recent Developments”, none of the selling stockholders nor any of their respective affiliates, officers, directors or principal equity holders has had any material relationship with us or our affiliates within the past three years.

Beneficial Ownership of the Selling Stockholders

The following table sets forth the name of each selling stockholder, the number and percentage of shares of our common stock beneficially owned by the selling stockholders as of February 15, 2016, the number of shares of our common stock that may be offered under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling stockholders assuming all of the shares covered hereby are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The number of shares in the column “Number of Shares Offered” represents all of the shares that a selling stockholder may offer and sell from time to time under this prospectus.

The information in the table regarding the number of shares beneficially owned by the selling stockholders, as well as the information contained in footnote 2 to the table, are based upon information provided to us by the selling stockholders. The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes the sale of all shares being offered by the selling stockholders under this prospectus. The percentage of shares owned prior to and after the offering is based on 13,417,600 shares of common stock outstanding as of February 15, 2016. Unless otherwise indicated in the footnotes to this table, we believe that each of the selling stockholders named in this table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned.

	Prior to Offering			After Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Shares Offered(1)	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned (1)
Francisco Partners II, L.P. (2)	1,938,968	14.5%	1,938,968	0	0%

Francisco Partners Parallel Fund II, L.P. (2)	26,637	0.2%	26,637	0	0%

(1)	The selling stockholders have not informed us, and we do not know, when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all, some or none of the shares of common stock that it owns pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any such shares, we cannot provide any information or estimates as to the number of shares of our common stock that the selling stockholders will hold after completion of this offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of this offering.
(2)	Francisco Partners GP II, L.P. is the general partner of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P., and Francisco Partners GP II Management, LLC is the general partner of Francisco Partners GP II, L.P. and may be deemed to have voting and investment control over these shares of common stock. Tom Ludwig is a manager of Francisco Partners GP II Management, LLC and may be deemed to have voting and investment control over these shares of common stock. The address of each of Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. is One Letterman Drive, Building C – Suite 410, San Francisco, CA 94129.

PLAN OF DISTRIBUTION

We are registering 1,965,605 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and their successors, which term includes their transferees, pledgees or donees or their successors.

The selling stockholders may offer and sell all or a portion of the shares of common stock covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	in underwritten transactions;

•	on the Nasdaq Global Select Market, in the over-the-counter market or on any other national securities exchange or quotation service on which our shares are then listed or traded;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	with broker-dealers who may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Investor Agreement prohibits the selling stockholders from selling or otherwise transferring any shares of our common stock received in connection with the HHI Acquisition, including the shares covered by this prospectus, for a period of 180 days after the closing of the Integrated Mergers. Following the Lock-Up Period, the selling stockholders collectively cannot sell or otherwise transfer more than 984,284 shares of our common stock in any three-month period (subject to adjustment as provided for in the Investor Agreement), except pursuant to an underwritten public offering.

The selling stockholders may decide not to sell the shares of common stock described in this prospectus. We cannot assure holders that any selling stockholder will use this prospectus to sell any or all of the shares of common stock. Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift shares of common stock by other means not described in this prospectus.

The selling stockholders may sell the common stock at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the common stock from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the Nasdaq Global Select Market or any other exchange or market. The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commission from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

In connection with the sale of shares of common stock described in this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock or the notes to broker-dealers who in turn may sell these securities.

The aggregate proceeds to the selling stockholders from the sale of common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders may be, and any broker-dealers or agents that participate in the sale of the common stock offered hereby will be, deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M under the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the number of shares of common stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

Pursuant to the Investor Agreement, we are required to pay all fees and expenses incident to the registration of the shares offered by this prospectus. Additionally, we have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. We are also required to pay certain fees and expenses of the selling stockholders incurred in connection with the sale of their shares of common stock, including certain fees and expenses of legal counsel (but excluding any underwriting discounts or commissions). The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter or broker-dealer that participates in transactions involving the sale of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to use our reasonable best efforts to keep the registration statement of which this prospectus forms a part continuously effective under the Securities Act until the earlier of the date that all of the shares covered by such registration statement have been sold or can be sold publicly without restriction or limitation under Rule 144.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our Certificate of Incorporation and Amended and Restated Bylaws (“By-Laws”). These descriptions contain all information which we consider to be material, but may not contain all of the information that is important to you. To understand them fully, you should read our Certificate of Incorporation and By-Laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part. The summary below is qualified in its entirety by reference to our Certificate of Incorporation and By-Laws. The terms of these securities may also be affected by the Delaware General Corporation Law (the “DGCL”).

Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depositary, the depositary or its nominee will be the sole registered and legal owner of those shares, and references in this prospectus to any “stockholder” or “holder” of those shares means only the depositary or its nominee. Persons who hold beneficial interests in our shares through a depositary will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depositary or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interests in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

Authorized Capitalization

Our capital structure consists of 30,000,000 authorized shares of common stock, par value $0.001 per share. As of February 15, 2016, there were 13,417,600 shares of our common stock outstanding.

Common Stock

As of February 15, 2016, there were 244 holders of record of our common stock.

The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds, based on the number of shares of common stock then held of record by such holder. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by the stockholders, subject to the restrictions described below under the caption “— Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our By-Laws and Delaware Law.”

Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors. All of the outstanding shares of our common stock are fully paid and non-assessable. Holders of our common stock have no preemptive rights, conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our By-Laws and Delaware Law

Our Certificate of Incorporation and By-Laws contain a number of provisions relating to corporate governance and to the rights of our stockholders. Certain of these provisions may be deemed to have a potential

“anti-takeover” effect in that such provisions may delay, defer or prevent a change of control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by the stockholders. These provisions include:

Classified Board. Our Certificate of Incorporation provides that our board of directors is divided into three classes of directors. As a result, not all of our directors stand for election each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our Certificate of Incorporation also provides that the number of directors will be fixed exclusively pursuant to a resolution adopted by the board of directors, and that any vacancies or new directorships may be filled by the board of directors. Our board of directors currently has seven members.

No Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors standing for election at any particular meeting of our stockholders, and the holders of the remaining shares are not able to elect any directors.

Authorized but Unissued Capital Stock. Our authorized capital stock consists of 30,000,000 shares of common stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with our board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. The authorized but unissued common stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a “poison pill.” Our board of directors is able to implement a shareholder rights plan without further action by our stockholders.

Action by Written Consent. Our Certificate of Incorporation provides that stockholder action can be taken only at an annual meeting or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Special Meetings of Stockholders. Our Certificate of Incorporation provides that special meetings of our stockholders may be called only by our board of directors or a committee of the board of directors whose powers and authority include the power to call such meetings. Our By-Laws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Amendment of By-Laws. Our Certificate of Incorporation provides that our board of directors is expressly authorized to make, adopt, repeal, alter, amend, and rescind our By-Laws without any vote or further action by the stockholders.

Advance Notice Procedures. Our By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the close of business 120 days, and not later than the close of business 90 days, prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our By-Laws also specify requirements as to the form and content of a stockholder’s notice. Under our By-Laws, the chairman of our board of directors, or another director designated by the chairman of our board of directors in the chairman’s absence, shall act as chairman of all meetings of stockholders. In the absence of the foregoing persons, the chairman of the meeting may be chosen by the affirmative vote of the holders of a majority of the shares entitled to vote who are present at the meeting by person or by proxy and who cast a vote affirmatively or negatively. The chairman of the meeting of stockholders shall have the discretion to establish the order of business for such meeting, subject to any specific order established by our board of directors, which may have the effect of precluding the conduct of certain business at a meeting if the order is not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

The combination of the classification of our board of directors and the lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or of us, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts.

Business Combinations with Interested Stockholders. We have opted out of the provisions of Section 203 of the DGCL, which regulates corporate takeovers.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and requires that we provide them with customary indemnification. We currently maintain management liability insurance in the aggregate amount of $10 million, excess director and officer liability insurance in the aggregate amount of $5 million and Side A director and officer liability insurance in the aggregate amount of $5 million.

Investor Agreement

In connection with the closing of the HHI Acquisition, on January 8, 2016, we entered into the Investor Agreement with the FP Funds and AHR, which provides AHR and the FP Funds with certain demand registration rights, including shelf registration rights, in respect of the shares of our common stock received by them in the HHI Acquisition, subject to certain conditions and limitations. AHR and the FP Funds are limited to no more than two underwritten takedowns off of an effective shelf registration statement pursuant to the Investor Agreement in any consecutive twelve-month period; there are no limitations on the number of shelf takedowns that are not underwritten.

In addition, in the event that we register additional shares of our common stock for sale to the public, we are required to give notice of our intent to effect such a registration to the AHR and the FP Funds and, subject to certain limitations, to include in such registration any shares of common stock held by AHR and the FP Funds that they request to be included. We have filed the shelf registration statement of which this prospectus is a part pursuant to the requirements of the Investor Agreement and have agreed to use our reasonable best efforts to have the shelf registration statement declared effective within 180 days of the closing of the HHI Acquisition on January 8, 2016, and to remain effective until no more shares of CPSI Common Stock remain subject to the registration rights provided by the Investor Agreement.

The Investor Agreement includes customary indemnification provisions in favor of AHR and the FP Funds, any person who is or might be deemed a control person (within the meaning of the Securities Act or the Exchange Act) and related parties, including, without limitation, officers, directors and employees, against certain losses and liabilities (including reasonable costs of investigation and legal expenses) resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which a selling stockholder sells shares of our common stock, unless such liability arose from the applicable selling stockholder’s misstatement or omission and the applicable selling stockholder has agreed to indemnify us against losses caused by its misstatements or omissions, subject to certain limitations.

As of February 15, 2016, an aggregate of 1,965,605 shares of outstanding common stock, representing all of the shares offered by the selling stockholders under this prospectus, were registrable securities pursuant to the terms of the Investor Agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our stock is listed on the NASDAQ Global Select Market under the symbol “CPSI.”

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Maynard, Cooper & Gale, P.C., Birmingham, Alabama. Counsel representing any underwriters, dealers or agents will be named in any applicable prospectus supplement.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain attorneys of Maynard, Cooper & Gale, P.C. beneficially own less than one percent (1%) of our common stock.

EXPERTS

The audited consolidated financial statements, schedule, and management’s assessment of the effectiveness of internal control over financial reporting of Computer Programs and Systems, Inc. incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Healthland Holding Inc. as of December 31, 2014 and 2013 and for each of the years for the three-year period ended December 31, 2014 incorporated in this prospectus by reference from Computer Programs and Systems, Inc.’s Amendment on Current Report on Form 8-K/A filed with the SEC on February 23, 2016, have been so incorporated in reliance upon the report, incorporated by reference herein, of KPMG LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing. The audit report covering the consolidated financial statements of Healthland Holding Inc. refers to a change in method of accounting for deferred software, hardware and services costs.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports and other information at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov. Information on, or accessible through, the SEC’s website is not part of this prospectus or any accompanying prospectus supplement, except as described under “Incorporation of Certain Information by Reference.” The SEC’s website address is included only as an inactive textual reference and is not intended to be an active link to the SEC’s website.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, relating to the offering(s) to be effected hereunder. As allowed by SEC rules, this prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules included with the registration statement. Whenever a reference is made in this prospectus to a contract or other document of our company, the reference is only a summary. You are referred to the registration statement, the included exhibits and schedules for further information. This prospectus is qualified in its entirety by such other information. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference facilities of the SEC, in the manner described above.

We also maintain a website at www.cpsi.com, through which you can access our filings with the SEC. Information on, or accessible through, our website is not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete. The information incorporated by reference is considered to be part of this prospectus, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and be incorporated by reference in, this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-49796), any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, and any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering made by the selling stockholders under this prospectus (in each case, except for the information furnished under Item 2.02 or Item 7.01 in any Current Report on Form 8-K and Form 8-K/A unless specifically stated in a prospectus supplement or in such Current Report):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 13, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 8, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed on August 7, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed on November 6, 2015;

•	our Current Reports on Form 8-K filed on May 18, 2015, December 1, 2015 and January 8, 2016;

•	our Amendment to Current Report on Form 8-K/A filed on February 23, 2016;

•	the information contained in our definitive proxy statement on Schedule 14A filed with the Commission on March 30, 2015 and incorporated into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	the description of our common stock contained in our registration statement on Form 8-A filed on May 3, 2002, including any amendment or report filed for the purpose of updating such description.

As noted above, we also specifically incorporate by reference any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement.

If any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request and at no cost to the requester. Requests should be directed to: Computer Programs and Systems, Inc., 6600 Wall Street, Mobile, Alabama 36695; telephone (251) 639-8100, Attention: Corporate Secretary. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.cpsi.com. The information contained on our website does not constitute a part of this prospectus, and our website address provided herein is intended to be an inactive textual reference only and not an active hyperlink to our website.

1,965,605 Shares

Computer Programs and Systems, Inc.

Common Stock

Prospectus

March 9, 2016

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information contained in this prospectus is current only as of its date.